       Filed with the Securities and Exchange Commission on June 17, 1998
                                             Registration No. 333-55775

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1

                                      TO

                                   FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              QUADRAMED CORPORATION
             (Exact name of Registrant as specified in its charter)

         DELAWARE                                   7371                       52-1992861
(State or other jurisdiction of        (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)          Classification Code Number)        Identification No.)


                    80 EAST SIR FRANCIS DRAKE BLVD., STE. 2A
                               LARKSPUR, CA 94939
                                 (415) 461-7725
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                             ----------------------

                                KEITH M. ROBERTS
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                              QUADRAMED CORPORATION
                    80 EAST SIR FRANCIS DRAKE BLVD., STE. 2A
                               LARKSPUR, CA 94939
                                 (415) 461-7725
   (Name and address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                   Copies to:
                                 SCOTT D. LESTER
                               MICHAEL A. ZUERCHER
                         BROBECK, PHLEGER & HARRISON LLP
                                   ONE MARKET
                               SPEAR STREET TOWER
                             SAN FRANCISCO, CA 94105
                                 (415) 442-0900

                             ----------------------

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

                                       CALCULATION OF REGISTRATION FEE
===============================================================================================================================
       TITLE OF EACH CLASS OF                       Amount         Proposed Maximum     Proposed Maximum       Amount of
          SECURITIES TO BE                          to be           Offering Price     Aggregate Offering   Registration Fee
             REGISTERED                           Registered         Per Share(2)           Price(2)
-------------------------------------------------------------------------------------------------------------------------------
5.25% Convertible Subordinated Debentures        $115,000,000            100%             $115,000,000          $33,925
Common Stock, par value $.01 per share        3,458,647 Shares(1)        N/A                  N/A                 N/A(3)
===============================================================================================================================

(1) Represents shares originally issuable upon conversion of the Debentures being registered under this Registration Statement. An additional indeterminable number of shares as may become issuable upon conversion of the Debentures being registered hereunder by means of adjustment in the conversion price thereof.

(2) Determined pursuant to Rule 457(i) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

(3) Pursuant to Rule 457(i), there is no filing fee with respect to the Shares of Common Stock being registered hereunder because no additional consideration will be received in connection with the exercise of the conversion privilege.

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1998

PROSPECTUS
                                                                          [LOGO]

                              QUADRAMED CORPORATION
                                  $115,000,000
               5.25% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
                     (INTEREST PAYABLE MAY 1 AND NOVEMBER 1)
                                       AND
                        3,458,647 SHARES OF COMMON STOCK

                               ------------------


        This Prospectus relates to (i) $115,000,000 aggregate principal amount of 5.25% Convertible Subordinated Debentures due 2005 (the "Debentures") of QuadraMed Corporation, a Delaware corporation (sometimes referred to herein as the "Company"), and (ii) 3,458,647 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of Debentures, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price thereunder (collectively, the "Shares"). The Debentures and such shares of Common Stock issued upon conversion of the Debentures may be offered from time to time for the accounts of holders of Debentures named herein (the "Selling Securityholders").

        The Debentures are convertible into Common Stock of QuadraMed at any time at or before maturity, unless previously redeemed, at a conversion price of $33.25 per share, subject to adjustment in certain events. The Common Stock of the Company is traded on The Nasdaq National Market ("Nasdaq") under the symbol "QMDC." On June 16, 1998, the closing price of the Common Stock as reported by Nasdaq was $23 1/4 per share.

        The Debentures do not provide for a sinking fund. The Debentures are not redeemable by the Company prior to May 4, 2001. Thereafter, the Debentures are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest. Upon a Repurchase Event (as defined herein), each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of Debentures-Certain Rights to Require Repurchase of Debentures."

        The Debentures are unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness (as defined herein) of the Company. As of May 31, 1998, the Company had no Senior Indebtedness. The Indenture does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Debentures-Subordination."

        For a description of certain income tax consequences to holders of the Debentures, see "Certain United States Federal Income Tax Consequences."

        All of the Debentures were issued initially pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof or Regulation D thereunder and were transferred to the Selling Securityholders pursuant to Rule 144A and Rule 501(a)(1), (2), (3) or (7) under the Securities Act. There is no existing public market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or at what price holders of the Debentures will be able to sell their Debentures. The Initial Purchasers have informed the Company that they are making and currently intend to continue making a market in the Debentures. The Initial Purchasers, however, are not obligated to do so and any such market making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. Prior to the resale of the Debentures pursuant to this Prospectus, each of the Debentures was eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages Market (the "PORTAL Market"). Debentures sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company does not intend to apply for listing of the Debentures on any securities exchange.

        The Debentures and the Shares are being registered to permit public secondary trading of the Debentures and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and the fees and the expenses of counsel and other advisors to the holders of the Debentures or the underlying Common Stock) in connection with the registration and sale of the Debentures and the Shares covered by this Prospectus.

        The Selling Securityholders, acting as principals for their own account, directly, through agents designated from time to time, or through brokers, dealers, agents or underwriters also to be designated, may sell all or a portion of the Debentures or the Shares which may be offered hereby by them from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Securityholders from the sale of the Debentures and the Shares which may be offered hereby by the Selling Securityholders will be the purchase price of such Debentures or Shares less commissions, if any. The Company will not receive any proceeds from the sale of the Debentures or the Shares by the Selling Securityholders. For information concerning indemnification arrangements between the Company and the Selling Securityholders, see "Plan of Distribution."

        The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                             ----------------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD
                     BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

             The Date of this Prospectus is _________________, 1998

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Reports and other information concerning the Company also may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

        This Prospectus, which constitutes part of a registration statement filed by the Company with the Commission under the Securities Act (the "Registration Statement"), omits certain of the information contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Shares offered hereby. Copies of such Registration Statement are available from the Commission. Statements contained herein concerning the provisions of documents filed herewith as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed by the Company with the Commission under Section 13(d) and 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus:

        1.      Proxy Statement on Schedule 14A filed January 16, 1998;

        2.      Proxy Statement on Schedule 14A filed April 27, 1998;

        3. Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997;

        4. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

        5. Current Report on Form 8-K dated June 1, 1998 and filed June 11, 1998, and amendment thereto filed June 17, 1998;

        6.      Current Report on Form 8-K dated May 27, 1998 and filed May 29,
                1998;

        7.      Current Report on Form 8-K dated May 1, 1998 and filed May 11,
                1998;

        8. Current Report on Form 8-K dated April 13, 1998 and filed April 29, 1998;

        9. Current Report on Form 8-K dated April 24, 1997 and filed May 9, 1997, and amendments thereto filed July 8, 1997 and March 10, 1998, respectively;

        10. Current Report on Form 8-K dated September 29, 1997 and filed October 14, 1997, and amendment thereto filed March 10, 1998;

        11. Current Report on Form 8-K dated December 29, 1997 and filed January 13, 1998;

        12. Current Report on Form 8-K dated February 4, 1998 and filed February 18, 1998; and

        13. The description of Company Common Stock set forth in the Company's Registration Statement on Form 8-A filed pursuant to
                Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

        All reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document



                                       1.

incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. There will be provided without charge to each person, including any beneficial owner of Debentures or Common Stock, to whom a Prospectus is delivered, upon oral or written request of any such person, a copy of any or all documents incorporated by reference herein (excluding exhibits unless such exhibits are specifically incorporated by reference herein). Requests should be directed to Keith M. Roberts, QuadraMed Corporation, 80 E. Sir Francis Drake Blvd., Suite 2A, Larkspur, California, 94939 (Tel. 415/461-7725).

                INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

        Except for the historical financial information contained herein, the matters discussed in this Prospectus may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, including those discussed herein under "Risk Factors." Actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are:
(i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variability in quarterly operating results, (iii) identification, consummation and assimilation of acquisitions, (iv) dependence on hospitals and demand for the Company's products and services in the healthcare information systems and services markets, (v) legislative or market-driven reforms in the healthcare industry, (vi) the Company's ability to develop and introduce new products, (vii) management of the Company's changing operations, (viii) dependence on key personnel, (ix) development by competitors of new or superior products or entry into the market of new competitors, (x) risks related to product defects, (xi) risks associated with pending litigation,
(xii) volatility in the Company's stock price, (xiii) the success or failure of strategic alliances, (xiv) risk of interruption in data processing, (xv) risks associated with certain investments in early stage companies, and (xvi) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended
March 31, 1998.



                                       2.

                                     SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with the detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Unless the context otherwise requires, references herein to the "Company" and "QuadraMed" refer to QuadraMed Corporation, a Delaware corporation, its wholly owned subsidiaries and QuadraMed Corporation, its California predecessor.


                                   THE COMPANY

        QuadraMed develops, markets and sells software products and services designed to enable health care providers and payors to increase operational efficiency, improve cash flow, measure the cost of care and effectively administer managed care contracts. The Company's suite of products is an integrated offering of electronic data interchange ("EDI"), financial management and decision support and compliance solutions for both providers and payors. In addition, the Company provides compliance, consulting and business office outsourcing services.

        Electronic Data Interchange. These products enable the editing and formatting of all claims submitted to payors to help ensure accuracy and completeness, which results in more efficient reimbursement of third party claims. The Company collects and utilizes detailed clinical and financial information from customers who license its EDI products. This data, which is supplemented with similar, publicly-available information, forms the basis of the Company's proprietary databases for its decision support products.

        Financial Management Products. These products utilize the enhanced data stream created by the Company's EDI products to allow providers to track payor contract terms and review medical billing information to ensure that bills are properly coded and include all services rendered. These capabilities facilitate a provider's ability to obtain timely and accurate reimbursement and to administer and measure the profitability of managed care contracts. Further, the Company offers a product that is designed to improve the ability of health care providers to prevent Medicare and Medicaid fraud and abuse by identifying potentially fraudulent coding in their medical bills. In addition, the Company's electronic document imaging products allow its customers to improve work flow and move toward a paperless office environment.

        Decision Support Products. These products include database analysis software and national and regional benchmark data that enable customers to perform clinical, financial and marketing analyses. These products utilize the enhanced data stream created by the Company's EDI and financial management products to build proprietary databases that enable providers to measure more accurately the resources consumed in the provision of care and to compare clinical outcomes against the associated costs.

        Business Office Outsourcing and Cash Flow Management Services. These services are offered to health care providers, many of which are recognizing the value of outsourcing their business office operations to reduce costs, increase cash flow and improve operating efficiencies. The Company believes that it possesses a significant advantage in the provision of outsourcing services due to its ability to use its own QuanTIM(R) suite of software products and its centralized cash flow management operations.

        Compliance and Consulting Products and Services. These services are offered (i) to improve the ability of healthcare providers to prevent Medicare and Medicaid fraud and abuse by identifying potentially fraudulent coding in a medical bill, and (ii) to assist clients in increasing the efficiency of the business office. QuadraMed offers a comprehensive compliance program, including compliance assessment, auditing and education expertise through a team of over 100 credentialed healthcare attorneys, medical records professionals, registered nurses and physicians. These services are augmented by the implementation of QuadraMed's integrated compliance software products. In addition, QuadraMed offers consulting and education services in the areas of managed care contract performance and negotiation, clinically oriented, patient-focused data analysis and financial management.

        The Company is incorporated under the laws of the State of Delaware. The Company's executive offices are located at 80 East Sir Francis Drake Blvd., Suite 2A, Larkspur, California 94939 and its telephone number is (415) 461-7725.



                                       3.

                                  RISK FACTORS

        The following risk factors should be considered carefully in addition to the other information contained or incorporated by reference in this Prospectus before purchasing the Debentures offered hereby.

HISTORY OF OPERATING LOSSES; UNCERTAIN PROFITABILITY

        The Company incurred net losses of $18.8 million, $958,000 and $25.6 million for the years ended December 31, 1995, 1996 and 1997, respectively, and a net loss of $9.4 million for the fiscal quarter ended March 31, 1998. As of March 31, 1998, the Company had an accumulated deficit of $61.8 million. These results include write-offs for acquired in-process research and development in the years ended December 31, 1995 and 1997 and the three months ended March 31, 1998 of $14.8 million, $21.9 million and $12.8 million, respectively. In conjunction with the acquisition of the remaining 43.3% interest in Medicus Systems Corporation ("Medicus"), the Company expects to record a write-off in the second quarter of 1998 for acquired in-process research and development of approximately $16.7 million. In connection with its acquisitions, the Company has and will incur significant non-recurring charges and will be required to amortize significant expenses related to goodwill and other intangible assets in future periods. There can be no assurance that the Company will be able to achieve or sustain revenue growth or profitability on a quarterly or annual basis.

POTENTIAL VARIABILITY IN QUARTERLY OPERATING RESULTS

        The Company's quarterly operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including: integration of acquired businesses, variability in demand for the Company's products and services; the number, timing and significance of announcements and releases of product enhancements and new products by the Company and its competitors; the timing and significance of announcements concerning the Company's present or prospective strategic alliances; the termination of, or a reduction in, offerings of the Company's products and services; the loss of customers due to consolidation in the health care industry; delays in product delivery requested by customers; the length of the sales cycle or the timing of sales; the amount of new potential contracts at the beginning of any particular quarter; customer budgeting cycles and changes in customer budgets; investments by the Company in marketing, sales, research and development, and administrative personnel necessary to support the Company's anticipated operations; marketing and sales promotional activities; software defects and other quality factors; and general economic conditions.

        The timing of customer purchases is difficult to predict given the complex procurement decision process associated with most health care providers and payors. As a result, the Company typically experiences sales cycles that extend over several quarters. Moreover, the Company's operating expense levels, which will increase with the addition of acquired businesses are relatively fixed. If revenues are below expectations, net income is likely to be disproportionately adversely affected. Further, it is likely that in some future quarter the Company's revenues or operating results will be below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected.

INTEGRATION OF ACQUIRED COMPANIES INTO THE COMPANY

        The Company expects to realize significant benefits from its recent acquisitions, including the acquisition of Medicus Systems Corporation ("Medicus") and the acquisition of Rothenberg Health Systems Inc. and related entities ("Rothenberg"). Realizing these benefits will depend in significant part upon the successful integration of the businesses, including their products and employees, with the Company, and there can be no assurance that such integration will not entail substantial costs, delays or other problems or that such integration will be successfully completed. The effort to integrate the businesses will divert the attention of management from other matters and will result in significant operational and administrative expense. Any difficulties encountered in the integration process could have a material adverse effect on the revenues and operating results of the Company. In addition, the process of integrating the businesses could cause the interruption of, or a disruption in, the business of the Company, which could have a material adverse effect on the operations and financial performance of the Company. Even if these businesses are successfully integrated into the Company, the acquired operations may not achieve sales, productivity and profitability commensurate with the Company's historical or projected operating results. Failure to achieve such projected results would have a material adverse effect on the Company's financial performance, and in turn, on the market value of the Company's Common Stock. There can be no assurance that the Company will realize any of the anticipated benefits of its recent acquisitions, including the acquisition of Medicus and the acquisition of Rothenberg, or that such acquisitions will enhance the Company's business or financial performance.



                                       4.

DEPENDENCE ON ACQUISITION STRATEGY

        The Company intends to continue to expand in substantial part through acquisitions of products, technologies and businesses. The Company's ability to expand successfully through acquisitions depends on many factors, including the successful identification and acquisition of products, technologies or businesses and management's ability to effectively negotiate and consummate acquisitions and integrate and operate the new products, technologies or businesses. There is significant competition for acquisition opportunities in the Company's industry, which may intensify due to increasing consolidation in the health care industry, thereby increasing the costs of capitalizing on acquisition opportunities. The Company competes for acquisition opportunities with other companies that have significantly greater financial and management resources than the Company. The inability to successfully identify appropriate acquisition opportunities, consummate acquisitions or successfully integrate acquired products, technologies, operations, personnel or businesses could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, acquisitions may divert management's attention from other business concerns, expose the Company to the risks of entering markets in which it has no direct prior experience or to risks associated with the market acceptance of acquired products and technologies, or result in the loss of key employees of the Company or the acquired company. Moreover, acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the recognition of amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS; NEED TO MANAGE CHANGING OPERATIONS

        Acquisitions involve a number of special risks including, without limitation, managing geographically dispersed operations, failure of the acquired business to achieve expected results, failure to retain key personnel of the acquired business, inability to integrate the new business into existing operations and risks associated with unanticipated events or liabilities, potential increases in stock compensation expense and increased compensation expense resulting from newly hired employees, the assumption of unknown liabilities and potential disputes with the sellers of one or more acquired entities, all of which could have a material adverse effect on the Company's business, results of operations and financial condition. Additionally, customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the Company's reputation and its sales and marketing initiatives. With the addition of acquired businesses, the Company's anticipated future operations may place a strain on its management systems and resources. The Company expects that it will be required to continue to improve its financial and management controls, reporting systems and procedures, and will need to expand, train and manage its work force. There can be no assurance that the Company will be able to effectively manage these tasks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

        The Company's performance depends in significant part upon the continued service of its executive officers, its product managers and other key sales, marketing and development personnel. The loss of the services of any of its executive officers or the failure to hire or retain other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. Additions of new, and departures of existing, personnel can be disruptive and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO HOSPITAL AND MANAGED CARE MARKETS; UNCERTAINTY IN THE HEALTH CARE INDUSTRY

        A substantial portion of the Company's revenues have been and are expected to be derived from the sale of software products and services to hospitals. Consolidation in the health care industry, particularly in the hospital and managed care markets, could cause a decrease in the number of existing or potential purchasers of the Company's products and services, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the decision to purchase the Company's products often involves the approval of several members of management of a hospital or health care provider. Consequently, it is difficult for the Company to predict the timing or outcome of the buying decisions of customers or potential customers.

        The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. The Company



                                       5.

believes that the commercial value and appeal of its products may be adversely affected if the current health care financing and reimbursement system were to reverse its current evolution to a managed care model back to a fee-for-service model. In addition, many of the Company's customers are providing services under capitated service agreements, and a reduction in the use of capitation arrangements as a result of regulatory or market changes could have a material adverse effect on the Company's business, financial condition and results of operations. During the past several years, the health care industry has been subject to increasing levels of governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Certain proposals to reform the health care system have been and are being considered by Congress. These proposals, if enacted, could change the operating environment for the Company's clients in ways that cannot be predicted. Health care organizations may react to these proposals by curtailing or deferring investments, including those for the Company's products and services.

        Changes in current health care financing and reimbursement systems could result in the need for unplanned product enhancements, in delays or cancellations of product orders or shipments or in the revocation of endorsement of the Company's products by hospital associations or other customers. Any of these occurrences could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, many health care providers are consolidating to create integrated health care delivery systems with greater regional market power. As a result, these emerging systems could have greater bargaining power, which may lead to price erosion of the Company's products. The failure of the Company to maintain adequate price levels would have a material adverse effect on the Company's business, financial condition and results of operations. Other market-driven reforms could also have adverse effects on the Company's business, financial condition and results of operations.

HIGHLY COMPETITIVE MARKET

        Competition in the market for the Company's products and services is intense and is expected to increase. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. The Company's competitors include other providers of health care information software and services, as well as health care consulting firms. The combined company's principal competitors include: (i) CIS Technologies, Inc., a division of National Data Corporation, Inc., and Sophisticated Software, Inc. in the market for its EDI products; (ii) Envoy Corp. and MedE AMERICA in the market for its claims processing service; (iii) Healthcare Cost Consultants, Inc., a division of CIS Technologies, Inc., and Trego Systems, Inc. in the market for its contract management products; (iv) IMNET Systems, Inc., Optika Imaging Systems, Inc. and LanVision Systems, Inc. in the market for its electronic document management products; (v) Transition Systems, Inc. and Healthcare Microsystems, Inc., a division of Health Management Systems Inc., HCIA Inc. and MediQual Systems, Inc., a division of Cardinal Health, Inc., in the market for its decision support products; (vi) HMS and ARTRAC, a division of Medaphis in the market for its business office outsourcing services; and (vii) a subsidiary of Minnesota Mining and Manufacturing and CodeMaster, in the market for its medical records products. In addition, current and prospective customers evaluate the Company's capabilities against the merits of their existing information systems and expertise. Furthermore, major software information systems companies, including those specializing in the health care industry, not presently offering products that compete with those offered by the Company may enter the Company's markets. In addition, many of the Company's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and market recognition than the Company. Many of the Company's competitors also currently have, or may develop or acquire, substantial installed customer bases in the health care industry. As a result of these factors, the Company's competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements and political, economic or regulatory changes in the health care industry or to devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.

NEW PRODUCT DEVELOPMENT AND SYSTEM ENHANCEMENT

        The Company's performance will depend in large part upon the Company's ability to provide the increasing functionality required by its customers through the timely development and successful introduction of new products and enhancements to its existing suite of products. The Company has historically devoted significant resources to product enhancements and research and development and believes that significant continuing development efforts will be required to sustain its operations and integrate the products and technologies of acquired businesses. There can be no assurance that the Company will successfully or in a timely manner develop, acquire, integrate, introduce



                                       6.

and market new product enhancements or products, or that product enhancements or new products developed by the Company will meet the requirements of hospitals or other health care providers and payors and achieve or sustain market acceptance.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of Common Stock by existing stockholders under Rule 144 and Rule 701 of the Securities Act and through the exercise of registration rights could have an adverse effect on the price of the Company's Common Stock. As of May 31, 1998, approximately 1,100,000 shares are available for sale in the public market subject to compliance with Rule 144 or Rule 701. Certain existing stockholders holding an aggregate of 186,662 shares of Common Stock as of May 31, 1998 have rights under certain circumstances to require the Company to register their shares for future sale.

        In June 1998, the Company closed the acquisition of Pyramid Health Group, Inc. ("Pyramid"). In connection with the acquisition of Pyramid, the Company issued an aggregate of 2,740,000 shares of Common Stock, all of which have registration rights. See "Description of Capital Stock - Registration Rights". In May 1998, the Company closed the acquisition of Medicus. In connection with the acquisition of Medicus, the Company issued an aggregate of 1,201,221 shares of Common Stock, which includes 441,564 shares of Common Stock issued upon the exercise of warrants issued in November 1997 to certain former stockholders of Medicus (the "Warrants"). All of the shares of Common Stock issued in connection with the acquisition of Medicus (including shares issuable upon exercise of the Warrants) have been registered under the Securities Act and are freely tradeable. In December 1997, the Company issued 1,588,701 shares of Common Stock in connection with the RHP Mergers. The shares of Common Stock issued in connection with the RHP Mergers have been registered for resale under the Securities Act and are freely tradeable. An additional 242,590 shares subject to registration rights have been registered for resale and are freely tradeable. As a result of issuance of stock in the acquisition of Pyramid, Medicus and RHP Mergers, substantial sales of the Company's Common Stock could occur immediately after the registration of such equity securities.

        Sales of a substantial number of the aforementioned shares of the Company's Common Stock could adversely affect or cause substantial fluctuations in the market price of the Company's Common Stock and impair the Company's ability to raise additional capital through the sale of its securities. Sales of substantial amounts of Common Stock in the public market under Rule 144 under the Securities Act, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities.

LIMITED PROPRIETARY RIGHTS; RISK OF INFRINGEMENT

        The Company relies on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions to protect its proprietary rights. The Company has not filed any patent applications covering its technology. There can be no assurance that measures taken by the Company to protect its intellectual property will be adequate or that the Company's competitors will not independently develop products and services that are substantially equivalent or superior to those of the Company.

        Substantial litigation regarding intellectual property rights exists in the software industry, and the Company expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in the Company's industry segment grows and the functionality of products overlaps. Although the Company believes that its products do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has received notice of a claim filed with the United States Trademark Appeal Board for the cancellation of its registered QuanTIM(R) trademark, and also has recently received a letter from a separate third party challenging this trademark. There can be no assurance that the Company will be successful in its defense of these or similar claims.



                                       7.

RISK OF PRODUCT DEFECTS; FAILURE TO MEET PERFORMANCE CRITERIA

        Products such as those offered by the Company frequently contain errors or failures, especially when initially introduced or when new versions are released. Although QuadraMed conducts extensive testing, software errors have been discovered in certain enhancements and products after their introduction. There can be no assurance that, despite testing by the Company and by current and potential customers, errors or performance failures will not occur in products under development or in other enhancements or products after commencement of commercial shipments, resulting in loss of revenues and customers, delay in market acceptance, diversion of resources, damage to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect upon its business, financial condition and results of operations.

YEAR 2000

        Many computer systems have experienced or will experience problems processing dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. The Company is assessing both the internal readiness of its computer systems and the compliance of its computer products and software sold to customers for addressing the year 2000 issues. The Company expects to implement successfully the systems and programming changes necessary to address the year 2000 issues and does not believe that the cost of such actions will have a material adverse effect on the Company's business, results of operations or financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of such changes, and the Company's inability to implement such changes could have an adverse effect on its business, financial condition and results of operations.

        The Company has designed and tested the most current versions of its products to be year 2000 compliant. A significant number of the Company's customers are running product versions that are not year 2000 compliant. While the Company has been encouraging such customers to migrate to current product versions, it is possible that the Company may experience increased expenses in addressing migration issues and may lose customers. In addition, there can be no assurances that the Company's current products do not contain undetected errors or defects associated with year 2000 date functions that may result in the material costs to the Company. Some commentators have stated that significant amounts of litigation will arise out of year 2000 compliance issues. Because of the unprecedented nature of such litigation it is uncertain whether or to what extent the Company may be affected by it.

RISK OF INTERRUPTION OF DATA PROCESSING

        The Company currently processes substantially all its customer data at its facilities in Larkspur, California and Neptune, New Jersey. While the Company backs up its data nightly and has safeguards for emergencies such as power interruption or breakdown in temperature controls, it has no mirror processing site to which processing could be transferred in the case of a catastrophic event at either of these facilities. The occurrence of a major catastrophic event at either the Larkspur or the Neptune facility could lead to an interruption of data processing and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO OUTSOURCING BUSINESS

        The Company provides compliance, consulting and business office outsourcing and cash flow management services, including the billing and collection of receivables. The infrastructure for the Company's outsourcing business was acquired by the Company. In addition, the Company often uses its software products to provide outsourcing services. As a result, the Company has not been required to make significant capital expenditures in order to service existing outsourcing contracts. However, if the Company experiences a period of substantial expansion in its outsourcing business, it may be required to make substantial investments in capital assets and personnel, and there can be no assurance that it will be able to assess accurately the investment required and negotiate and perform in a profitable manner any of the outsourcing contracts it may be awarded. The Company's failure to estimate accurately the resources and related expenses required for a project or its failure to complete its contractual obligations in a manner consistent with the project plan upon which a contract was based could have a material adverse effect on its business, financial condition and results of operations. In addition, the Company's failure to meet a client's expectations in the performance of its services could damage the Company's reputation and adversely affect its ability to attract new business. Finally, the Company could incur substantial costs and expend significant resources correcting errors in its work, and could possibly become liable for damages caused by these errors.



                                       8.

GOVERNMENT REGULATION

        The United States Food and Drug Administration (the "FDA") is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer products are subject to regulation when they are used or are intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. The FDA could determine in the future that any predictive aspects of the Company's products make them clinical decision tools subject to FDA regulation. Compliance with these regulations could be burdensome, time consuming and expensive. The Company also could become subject to future legislation and regulations concerning the development and marketing of health care software systems. Such legislation could increase the cost and time necessary to market new products and could affect the Company in other respects not presently foreseeable. The Company cannot predict the effect of possible future legislation and regulation.

        The confidentiality of patient records and the circumstances under which such records may be released for inclusion in the Company's databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other health care provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal levels. This legislation may require holders of such information to implement security measures that may require substantial expenditures by the Company. There can be no assurance that changes to state or federal laws will not materially restrict the ability of health care providers to submit information from patient records using the Company's products.

RISK OF PRODUCT-RELATED CLAIMS

        Certain of the Company's products and services relate to the payment, collection, coding and billing of health care claims and the administration of managed care contracts. Any failure by employees of the Company or by the Company's products to accurately assess, process or collect such claims could result in claims against the Company by its customers. The Company has been and currently is involved in claims for money damages related to services provided by its accounts receivable management business. The Company maintains insurance to protect against certain claims associated with the use of its products, but there can be no assurance that its insurance coverage would adequately cover any claim asserted against the Company. A successful claim brought against the Company that is in excess of, or excluded from, its insurance coverage could have a material adverse effect on its business, financial condition and results of operations. Even unsuccessful claims could result in the Company's expenditure of funds in litigation and management time and resources. There can be no assurance that the Company will not be subject to material claims in the future, that such claims will not result in liability in excess of the Company's insurance coverage, that the Company's insurance will cover such claims or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates. In addition, if liability of the Company were to be established, substantial revisions to its products could be required that may cause it to incur additional unanticipated research and development expenses.

RISKS ASSOCIATED WITH CERTAIN INVESTMENTS

        The Company has made, and may continue to make in the future, certain investments in which it obtains a minority equity interest in certain early stage companies. The Company does not have the ability to control the operations of any of these companies. Investing in early stage companies is subject to certain significant risks, and there can be no assurance that any of these companies will be successful or achieve profitability or that the Company will ever realize a return on its investments. In addition, to the extent any of such companies fail or become bankrupt or insolvent, the Company may be required to report a loss on some or all of its investment, which could have a material adverse effect on its results of operations during a particular reporting period.

POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS

        Certain provisions of Delaware law applicable to the Company could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are



                                       9.

met. In addition, the Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The Company's Board of Directors is classified into three classes of directors serving staggered, three-year terms and has the authority without action by the Company's stockholders to fix the rights and preferences and issue shares of preferred stock, and to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. The Company's Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Company entitled to vote. Any vacancy on the Board of Directors may be filled only by vote of the majority of directors then in office. Further, the Company's Certificate of Incorporation provides that any "Business Combination" (as therein defined) requires the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class. These provisions, and certain other provisions of the Certificate of Incorporation which may have the effect of delaying proposed stockholder actions until the next annual meeting of stockholders, could have the effect of delaying or preventing a tender offer for the Company's Common Stock or other changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock.

VOLATILITY OF DEBENTURES AND STOCK PRICES

        The securities markets historically have experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. These market fluctuations also may adversely affect the market price of the Debentures and the Company's Common Stock. The trading price of the Debentures and the Company's Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new products or acquisitions by the Company or its competitors, governmental regulatory action, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors. The market prices of the Debentures and the Common Stock may also be affected by movements in prices of debt securities and equity securities in general.

SUBORDINATION OF DEBENTURES

        The Debentures are subordinate in right of payment to all current and future Senior Indebtedness of the Company. Senior Indebtedness consists of all secured and certain unsecured indebtedness of the Company, whether existing on or created or incurred after the date of the issuance of the Debentures, that is not made subordinate to or pari passu with the Debentures by the instrument creating the indebtedness. As of May 31, 1998, the Company had no outstanding Senior Indebtedness. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of the Company has been paid in full. See "Description of Debentures."

LIMITATIONS ON ABILITY TO REPURCHASE UPON A REPURCHASE EVENT

        In the event of a Repurchase Event, which includes a Change in Control and a Termination of Trading (each as defined herein), each holder of the Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. The Company's ability to repurchase the Debentures upon a Repurchase Event may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating (if any) of the Debentures nor would the requirement that the Company offer to repurchase the Debentures upon a Repurchase Event necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Debentures."



                                       10.

ABSENCE OF PUBLIC MARKET

        There is no existing established trading market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or the price at which holders of the Debentures may be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that the Initial Purchasers intend to make a market in the Debentures offered hereby; however, the Initial Purchasers are not obligated to do so, and any such market making activity may be terminated at any time without notice to the holders of the Debentures and in the sole discretion of the Initial Purchasers. Prior to the resale of the Debentures pursuant to this Prospectus, the Debentures were eligible for trading in the PORTAL Market. Debentures sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. The Company does not intend to apply for listing of the Debentures on any securities exchange.



                                       11.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Debentures or the Shares offered hereby.


                       RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges is computed by dividing earnings by the fixed charges. For computation of such ratios of earnings to fixed charges, earnings consist of net income, to which has been added fixed charges and income taxes. Fixed charges consist of consolidated interest and debt expense and one-third of consolidated rent expense, which approximates the interest component of rent expense.

        For all periods presented below, the Company experienced a deficiency of earnings to fixed charges. The dollar amount of the deficiency is as follows:


                    FISCAL YEAR   FISCAL YEAR   FISCAL YEAR    FISCAL YEAR   FISCAL YEAR  THREE MONTHS
                       ENDED         ENDED         ENDED          ENDED         ENDED         ENDED
                    DECEMBER 31, DECEMBER 31,  DECEMBER 31,   DECEMBER 31,  DECEMBER 31,    MARCH 31,
                       1993          1994          1995           1996          1997          1998
                    ----------   ----------    ----------     ----------    ----------    ----------
Amount of deficiency  $804          $4,865        $18,831        $958          $25,634       $9,441

                                       12.

                            DESCRIPTION OF DEBENTURES

        The Debentures have been issued under an indenture dated as of May 1, 1998 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Copies of the proposed form of Indenture are available from the Company or the Initial Purchasers upon request.

GENERAL

        The Debentures are unsecured obligations of the Company in the amount of $115 million in aggregate principal amount and will mature on May 1, 2005. The Debentures bear interest at the rate per annum shown on the front cover of this Prospectus from the date of original issuance of Debentures pursuant to the Indenture, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on May 1 and November 1 of each year, commencing November 1, 1998, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding April 15 or October 15, as the case may be. Interest on the Debentures will be paid on the basis of a 360-day year of twelve 30-day months.

        The Debentures have been issued in fully registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue, register the transfer of or exchange any Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Debentures selected for redemption in whole or in part, except the unredeemed portion of Debentures being redeemed in part.

        The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "--Certain Rights to Require Repurchase of Debentures."

CONVERSION RIGHTS

        The Debentures are convertible into Common Stock at any time prior to redemption or final maturity, initially at the conversion price of $33.25 per share (resulting in an initial conversion ratio of 30.075 shares per $1,000 principal amount). The right to convert Debentures which have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date. See "--Optional Redemption" below.

        The conversion price will be subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company; (iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such distribution, exceeds 12.5% of the Company's market capitalization (determined as provided in the Indenture) on the date fixed for determining the stockholders entitled to such distribution; and (vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred



                                       13.

to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 12.5% of the Company's market capitalization at the date of consummation of such tender offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

        In addition to the foregoing adjustments, the Company from time to time may, to the extent permitted by law, reduce the conversion price of the Debentures by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days notice of such decrease. The Company will also be permitted to reduce the conversion price to such extent as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

        Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion. If any Debentures are surrendered for conversion during the period from the close of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Debentures called for redemption on a redemption date occurring on or before such Interest Payment Date), such Debentures when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the interest thereon which the registered Holder on such Regular Record Date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

SUBORDINATION

        No payment or distribution of any assets of the Company of any kind or character (other than payments of amounts already deposited in accordance with the defeasance provisions of the Indenture) will be made on account of Subordinated Obligations or on account of the purchase, redemption or other acquisition of the Debentures upon the occurrence of any default in the payment of any Senior Indebtedness in excess of $5,000,000 beyond any applicable grace period, unless and until such default is cured or waived or ceases to exist or such Senior Indebtedness is discharged.

        During the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, no payment or distribution of any assets of the Company of any kind or character may be made by the Company on account of Subordinated Obligations or on account of the purchase, redemption or other acquisition of the Debentures for the period specified below (the "Payment Blockage Period"). The Payment Blockage Period shall commence upon the receipt of notice by the Company and the Trustee from any representative of a holder of Designated Senior Indebtedness and shall end on the earlier of (i) 179 days thereafter, (ii) the date on which such event is cured or waived or ceases to exist or on which such Designated Senior Indebtedness is discharged, (iii) the date on which the maturity of any Indebtedness (other than Senior Indebtedness) shall have been accelerated by virtue of such event or (iv) the date on which such Payment Blockage Period shall have been terminated by notice to the Company or the Trustee from the representative of holders of the Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company shall resume making any and all required payments in respect of the Debentures, including any missed payments. Only one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period whether or not within a period of 365 consecutive days, unless such event of default has been cured or waived



                                       14.

for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days.

        The payment of the principal of and premium, if any, and interest on the Debentures will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness, if any. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment in respect to the principal of or premium, if any, or interest on the Debentures. In the event of the acceleration of the maturity of the Debentures, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, or interest on the Debentures. No payments on account of principal of or premium, if any, or interest on the Debentures or on account of the purchase or acquisition of Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default.

        Senior Indebtedness is defined in the Indenture as all indebtedness, liabilities and other obligations of the Company, other than the Debentures, whether existing on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness, liabilities or other obligations that by their terms or by operation of law are subordinated to, or on a parity with, the Debentures. The Debentures will rank pari passu with any securities which may be issued in the future on a parity with the Debentures.

        Designated Senior Indebtedness is defined in the Indenture as (i) amounts now or hereafter outstanding under the Company's existing bank credit facilities or indebtedness incurred to extend, refund or refinance such amounts and (ii) any Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $5,000,000 and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

        The Indenture provides that the Company shall not create, incur, assume or suffer to exist any indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such indebtedness is subordinate in right of payment to, or ranks pari passu with, the Debentures.

        The Indenture does not limit or prohibit the incurrence of Senior Indebtedness by the Company or the Subsidiaries. As of May 31, 1998, the Company had no outstanding Senior Indebtedness.

OPTIONAL REDEMPTION

        The Debentures are redeemable, at the Company's option, in whole or from time to time in part, at any time on or after May 4, 2001, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

        If redeemed during the 12-month period beginning May 1 in the year indicated (May 4, in the case of 2001), the redemption price shall be:

                                                                                  REDEMPTION
        YEAR                                                                         PRICE
        ----                                                                      ----------
        2001............................................................             103.00%
        2002............................................................             102.25%
        2003............................................................             101.50%
        2004............................................................             100.75%
        2005............................................................             100.00%



                                       15.

        No sinking fund is provided for the Debentures.

CONSOLIDATION, MERGER AND SALE OF ASSETS

        The Indenture provides that the Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, or permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties substantially as an entirety to the Company, unless (a) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, partnership or a trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Debentures and performance and observance of each obligation of the Company under the Indenture, (b) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger or acquisition does not adversely affect the validity or enforceability of the Debentures and (d) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF DEBENTURES

        In the event of any Repurchase Event (as defined below) occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repaid on or promptly following the Repurchase Date.

        Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

        On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Debentures a notice of the occurrence of such Repurchase Event and identifying the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

        A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control or a Termination of Trading (each as defined below).

        A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of
Section 13(d) of the Exchange Act, together with the affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital



                                       16.

stock of the Company entitled to vote generally in the election of the directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

        A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

        The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "--Subordination." Contractual limitations imposed by other indebtedness may also, absent a waiver, restrict or prohibit repurchases under certain circumstances.

        In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with the applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

        The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

EVENTS OF DEFAULT

        The following are Events of Default under the Indenture with respect to the Debentures: (a) default in the payment of principal of or any premium on any Debentures when due; (b) default in the payment of any interest on any Debenture when due, which default continues for 30 days; (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Debenture on the Repurchase Date therefor; (e) default in the performance of any other covenant of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any subsidiary of the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay the principal of indebtedness in excess of $5,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall be have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (g) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary of the Company. The Events of Default described in clauses (a), (b) and (d) of the preceding sentence are without regard to whether the respective payments are prohibited by the subordination provisions of the Indenture.

        If an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures may declare the principal of and premium, if any, on all such Debentures to be due and payable immediately, but if the Company cures all Events of Default (except the nonpayment of interest on, premium, if any, and principal of any Debentures) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Debentures. If an Event of Default shall occur as a result of an



                                       17.

event of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary of the Company, the aggregate principal amount of the Debentures shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Debentures of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Debentures) if the Trustee considers it in the interest of Holders of the Debentures to do so.

MODIFICATION, AMENDMENTS AND WAIVERS

        The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority of the aggregate principal amount of the Outstanding Debentures, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture or modify in any manner the rights of Holders of the Debentures, provided that without the consent of each holder of Outstanding Debentures, no supplemental indenture may (i) change the stated maturity of the principal of, or any installment of interest on, any Debenture, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Debenture or any premium or interest thereon is payable, or impair the right to institute suit for enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the Holders, (ii) adversely affect the right to convert the Debentures as provided in the Indenture, (iii) impair the right of Holders of Debentures to require the Company to repurchase Debentures upon the occurrence of a Repurchase Event or (iv) reduce the percentage in principal amount of Outstanding Debentures, the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder.

        Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act; (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the Debentures; (e) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures; or (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture; provided, however, that no such modifications or amendment may adversely affect the interest of Holders in any material respect.

SATISFACTION AND DISCHARGE

        The Company may discharge its obligations under the Indenture while Debentures remain Outstanding if (a) all Outstanding Debentures will become due and payable at their scheduled maturity within one year or (b) all Outstanding Debentures are scheduled for redemption without one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Debentures on the date of their scheduled maturity or the scheduled date of redemption.

FORM, DENOMINATION AND REGISTRATION

        The Debentures were issued in fully registered form, without coupons, in denominations of $1,000 in principal amount and integral multiples thereof.

        Global Debenture. An aggregate principal amount of $114,520,000 of the Debentures have been issued in the form of a single, permanent global debenture (which may be subdivided) in definitive, fully registered form without interest coupons (hereinafter referred to as the "Global Debenture"). The Global Debenture was deposited with the Trustee as custodian for the Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee for credit to the respective accounts of the purchasers at DTC, Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") or Cedel Bank, Societe



                                       18.

Anonyme ("Cedel Bank"). Owners of beneficial interests in the Global Debenture will not be entitled to receive physical delivery of Debentures in certificated form ("Certificated Debentures"). The Debentures are not issuable in bearer form. The Global Debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        The Holders of Debentures may hold their interests in the Global Debenture directly through DTC if such Holder is a participant in DTC, or indirectly through organizations which are participants in DTC, including Cedel Bank and Euroclear (the "Participants"). Cedel Bank and Euroclear will hold interests in the Global Debenture on behalf of their Participants through their respective depositaries, which in turn will hold such interests in the Global Debenture in customers' securities accounts in the depositaries' names on the books of DTC. Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Debenture to such persons may be limited. Transfers between Participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between DTC Participants, on the one hand, and directly or indirectly through Euroclear or Cedel Bank Participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Cedel Bank, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel Bank, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Cedel Bank, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Debenture in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Cedel Bank participants and Euroclear participants may not deliver instructions directly to the depositaries for Cedel Bank or Euroclear.

        Because of time zone differences, the securities account of a Euroclear or Cedel Bank participant purchasing an interest in the Global Debenture from a DTC participant will be credited during the securities settlement processing day (which must be a Business Day for Euroclear and Cedel Bank) immediately following the DTC settlement date, and such credit will be reported to the relevant Euroclear or Cedel Bank participant on such processing day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in the Global Debenture by or through a Euroclear or Cedel Bank participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Cedel Bank cash account only as of the Business Day following settlement in DTC.

        The Holders of Debentures who are not Participants may beneficially own interests in the Global Debenture held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Debenture, Cede for all purposes will be considered the sole holder of the Global Debenture. In addition, no beneficial owner of an interest in the Global Debenture will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and Cedel Bank).

        Payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Repurchase Event) of the Global Debentures will be made to Cede, the nominee for DTC, as the registered owner of the Global Debentures, by wire transfer of immediately available funds. None of the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        With respect to any payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Repurchase Event) of the Global Debentures, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Debentures represented by the Global Debentures as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Debentures represented by the Global Debentures held through such Participants will



                                       19.

be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

        Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Debentures represented by the Global Debentures to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

        Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Debenture only at the direction of one or more Participants whose accounts are credited with DTC interests in a Global Debenture.

        DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among Participants in deposited securities through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. The rules applicable to DTC and its Participants are on file with the Commission.

        Purchases of Debentures under the DTC system must be made by or through Participants which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchase of each Debenture (a "Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

        The deposit of Debentures with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices shall be sent to Cede. If less than all of the Debentures due are being redeemed, DTC's practice is to determine by lot the interest of each Participant in such Debentures due to be redeemed.

        DTC may discontinue providing its services as securities depositary with respect to the Debentures at any time by giving reasonable notice to the Company. In the event that DTC notifies the Company that it is unwilling or unable to continue as depositary for any Global Debenture or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act when DTC is required to be so registered to act as such depositary and no successor depositary shall have been appointed within 90 days of such notification or of the Company becoming aware of DTC's ceasing to be so registered, as the case may be, certificates for the Debentures will be printed and delivered in exchange for interests in such Global Debenture. Any Global Debenture that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debentures registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Debenture.



                                       20.

        The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the Debentures will be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.

        Certificated Debentures. An aggregate principal amount of $480,000 of the Debentures were sold to accredited investors that are neither Qualified Institutional Buyers nor persons acquiring such Debentures in compliance with Regulation S under the Securities Act and were issued in definitive registered form not evidenced by a Global Debenture. Qualified Institutional Buyers may request that their Debentures be issued in definitive registered form. In addition, certificated Debentures may be issued in exchange for Debentures represented by the Global Debenture if no successor depositary is appointed by the Company as set forth above under the paragraph entitled "--Global Debenture."

PAYMENTS OF PRINCIPAL AND INTEREST; TRANSFER, EXCHANGE OR CONVERSION

        The Indenture requires that payments in respect of the Debentures (including principal, premium, if any, and interest) held of record by DTC be made in same day funds. Payments in respect of the Debentures held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Debentures. The Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

        Pursuant to the Registration Rights Agreement between the Company and the Initial Purchasers, the Company has filed with the Commission a registration statement (the "Shelf Registration Statement") on Form S-3, of which this Prospectus forms a part, to cover resales of Transfer Restricted Securities (as defined below) by the holders thereof who satisfy certain conditions referred to below. Notwithstanding the foregoing, the Company will be permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the Shelf Registration Statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). "Transfer Restricted Securities" means each Debenture and any share until the date on which such Debenture or share, as the case may be, (i) has been transferred pursuant to the Shelf Registration Statement or another registration statement covering it which has been filed with the Commission pursuant to the Securities Act, in either case after such registration statement has become effective under the Securities Act, (ii) has been transferred pursuant to Rule 144 under the Securities Act, or (iii) may be sold or transferred pursuant to Rule 144(k) under the Securities Act (or any similar provisions then in force).

        Within the time periods specified in the Registration Rights Agreement, holders of the Transfer Restricted Securities will be required to (i) deliver information to be used and make certain representations to the Company, in connection therewith, (ii) be named as selling securityholders in, and (iii) provide any comments they may wish to make on the Shelf Registration Statement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement. The Transfer Restricted Securities of any Holder who elects not to include such securities in the Shelf Registration Statement could be deemed to be less liquid than if such securities were included in the Shelf Registration Statement. In addition, there can be no assurance that the Company will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the holder's ability to sell such Transfer Restricted Securities or adversely affect the price at which such Transfer Restricted Securities can be sold.

        The Registration Rights Agreement provides that if the Shelf Registration Statement shall cease to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or usable for the offer and sale of Transfer Restricted Securities for a period of time (including any Suspension Period) which shall exceed 60 days in the aggregate in any 12-month period during the period beginning on the Closing Date and ending on or prior to the second anniversary of the Closing Date (each such event a "Registration Default"), the Company will pay liquidated damages to each Holder of Transfer Restricted Securities. The amount of liquidated damages payable during any period in which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount or $2.50 per annum per 30.075 shares of Common Stock (subject to adjustment in the event of a



                                       21.

stock split, stock recombination, stock dividend and the like) constituting Transfer Restricted Securities for the first 90 days during which a Registration Default has occurred and is continuing and 50 basis points per annum per $1,000 principal amount of Debentures or $5.00 per annum per 30.075 shares of Common Stock (subject to adjustment as set forth above) constituting Transfer Restricted Securities for any additional days during which a Registration Default has occurred and is continuing. The Company has agreed to pay all accrued liquidated damages by wire transfer of immediately available funds or by federal funds check on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default.

        The Company shall cause the Shelf Registration Statement to remain effective until the first to occur of (i) the second anniversary of the closing of the sale of the Debentures to the Initial Purchasers (which date is May 1, 2000) or (ii) the date on which no security covered by the Shelf Registration Statement remains a Transfer Restricted Security.

        The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement.

GOVERNING LAW

        The Indenture and Debentures are governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

        The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

ABSENCE OF PUBLIC TRADING MARKET

        There is no existing established trading market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or the price at which holders of the Debentures will be able to sell their Debentures. Future trading prices of the Debentures will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that they intend to make a market in the Debentures offered hereby; however, the Initial Purchasers are not obligated to do so, and any such market making activity may be terminated at any time without notice to the holders of the Debentures. Prior to the resale of the Debentures pursuant to this Prospectus, the Debentures were eligible for trading in the PORTAL market. Debentures sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL market. The Company does not intend to apply for listing of the Debentures on any securities exchange.



                                       22.

                          DESCRIPTION OF CAPITAL STOCK

        As of May 31, 1998, the authorized capital stock of the Company consisted of 20,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. At the Company's 1998 Annual Meeting of Stockholders, the Company's stockholders approved a proposal to amend the Company's certificate of incorporation to increase the Company's total authorized Common Stock to 50,000,000 shares. As of May 31, 1998, there were 13,466,872 shares of Common Stock outstanding, held of record by 144 stockholders. No shares of the Company's Preferred Stock were outstanding as of such date.

COMMON STOCK

        Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Debentures offered hereby will be when issued, fully paid and nonassessable.

PREFERRED STOCK

        The Company is authorized to issue 5,000,000 shares of Preferred Stock in one or more series and to designate the rights, preferences, limitations, restrictions of and upon shares of each series, including voting, redemption and conversion rights. The Board of Directors may also designate dividend rights and preferences in liquidation. It is not possible to state the effect of the authorization and issuance of any series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of such a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock or impairing the liquidation rights of such shares without further action by holders of Common Stock. In addition, under certain circumstances, the issuance of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management, which could thereby depress the market price of the Company's Common Stock.

WARRANTS

        As of May 31, 1998, the Company had outstanding warrants to purchase an aggregate of 871,602 shares of Common Stock at a weighted average purchase price of $3.75 per share. All warrants are immediately exercisable.

ANTI-TAKEOVER PROVISIONS

    Delaware Law

        Section 203 ("Section 203") of the Delaware General Corporation Law ("DGCL") is applicable to corporate takeovers of Delaware corporations. Subject to certain expectations set forth therein, Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and by the affirmative votes of at least two-thirds of the outstanding voting stock which is not owned by the interested



                                       23.

stockholder. Except as specified therein, an interested stockholder is defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption. The Company's Certificate of Incorporation and the Bylaws do not exclude the Company from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors of the Company since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of the Company, which could depress the market price of the Common Stock and deprive the stockholders of opportunities to realize a premium on their Common Stock.

    Charter and Bylaw Provisions

        The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Certificate of Incorporation and the Bylaws provide for a classified Board of Directors and permit the Board to create new directorships and to elect new directors to serve for the full term of the class of director in which the new directorship was created. The terms of the directors are staggered to provide for the election of approximately one-third of the Board members each year, with each director serving a three-year term. The Board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Stockholders may remove a director or the entire Board, and such removal requires the affirmative vote of two-thirds of the outstanding voting stock. The Company's Certificate of Incorporation provides that stockholders may not take action by written consent but only at a stockholders' meeting, and that special meetings of the stockholders of the Company may only be called by the Chairman of the Board, a majority of the Board or by the holders of at least 10% of the voting securities of the Company.

        The Company's Certificate of Incorporation provides that, in addition to the requirements of the DGCL, any "Business Combination" (as defined in the Certificate of Incorporation) requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the Company's then outstanding capital stock, voting together as a class, unless two-thirds of the directors (excluding certain directors affiliated with persons interested in the Business Combination) approve the proposed transaction.

        A "Business Combination," as defined in the Company's Certificate of Incorporation, includes (i) a merger or consolidation of the Company or any of its subsidiaries with an "Interested Stockholder" (as defined in the Certificate of Incorporation) or any other corporation which is, or after such transaction would be, an "Affiliate" or "Associate" (as such terms are defined in the Securities Exchange Act of 1934) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets of the Company or any subsidiary that constitute five percent or more of the total assets of the Company; (iii) the issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary to, or proposed by on behalf of, an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property that constitute five percent or more of the total assets of the Company; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company or any spin-off or split-up of any kind of the Company or any subsidiary, proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder; or (v) any reclassification, recapitalization, or merger or consolidation of the Company with any of its subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock of the Company or any of its subsidiaries that is beneficially owned by any Interested Stockholder or an Affiliate or Associate of any Interested Stockholder.

        The Company's Certificate of Incorporation defines an "Interested Stockholder" as (i) an individual, corporation or other entity (a "person") which is or was at any time within the two-year period preceding the date of the transaction in question, the beneficial owner of 15% or more of the outstanding voting securities of the



                                       24.

Company; (ii) an Associate or Affiliate of the Company who within the two-year period preceding the date of the transaction in question was the beneficial owner of 15% or more of the outstanding voting securities of the Company; or
(iii) under certain circumstances, an assignee of any of the foregoing persons. A person is a "beneficial owner" of any stock of the Company (a) which such person or any of its Affiliates and Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock. See "Risk Factors--Potential Effect of Anti-takeover Provisions."

        The foregoing provisions of the Certificate of Incorporation and Bylaws of the Company may deter any potential unfriendly offers or other efforts to obtain control of the Company that are not approved by the Board of Directors and could thereby deprive the stockholders of opportunities to realize a premium on their Common Stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of the Company or a business combination with the Company to negotiate terms acceptable to the Board of Directors. Such provisions of the Company's Certificate of Incorporation and Bylaws can be changed or amended only by the affirmative vote of the holders of at least two-thirds of the Company's then outstanding voting stock.

REGISTRATION RIGHTS

        In June 1998, the Company closed the acquisition of Pyramid. In connection with such acquisition, the Company issued an aggregate of 2,740,000 shares of Common Stock, all of which have registration rights. The Company is not obligated to file a registration statement for the Pyramid shares until such time as the Company has publicly released a report including the combined financial results of the Company for a period of at least 30 days of combined operations of the Company and Pyramid.

        In the event the Company proposes to register any of its securities under the Securities Act, for its own account or otherwise at any time, certain stockholders and warrantholders of the Company, including certain executive officers and directors of the Company, collectively holding an aggregate of approximately 186,662 shares of Common Stock and warrants exercisable for Common Stock (the "Registrable Shares") as of May 31, 1998, or certain of their permitted transferees, are entitled to notice of such registration and to include shares of such Common Stock therein, subject to certain conditions and limitations. In addition, the holders of certain of the Registrable Shares (the "Original Registrable Shares") may, subject to certain conditions and limitations, on up to two occasions require the Company, whether or not the Company proposes to register its Common Stock for sale, to register all or part of their Original Registrable Shares for sale to the public under the Securities Act. The Company is obligated to pay all the expenses (other than underwriting discounts) for each of such registrations. In addition, the holders of Original Registrable Shares may require the Company to register all or part of their shares on Form S-3, or any similar form, if the Company then qualifies for use of such form, subject to certain conditions and limitations. The Company is obligated to pay all the expenses (other than underwriting discounts) for such S-3 registrations. See "Risk Factors--Shares Eligible for Future Sale."

TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar of the Common Stock is Boston EquiServe, L.P.



                                       25.

                             SELLING SECURITYHOLDERS

        The Debentures were originally issued by the Company and sold by the Initial Purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or to other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act). The Selling Securityholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Shares.

        Set forth below are the names of each Selling Securityholder, the nature of any position, office, or other material relationship that the Selling Securityholder has had within the past three years with the Company or any of its predecessors or affiliates, the principal amount of Debentures that may be offered and sold by such Selling Securityholder pursuant to this Prospectus and (if one percent or more) the percentage of such Debentures owned as of May 31, 1998, the number of Shares that may be offered and sold by such Selling Securityholder pursuant to this Prospectus and (if one percent or more) the percentage of Common Stock represented by the Shares owned by each Selling Securityholder after conversion of the Debentures.

        Any or all of the Debentures or Shares of Common Stock listed below may be offered for sale pursuant to this Prospectus by the Selling Securityholders from time to time. Accordingly, no estimate can be given as to the amount of the Debentures or Shares that will be held by the Selling Securityholders upon consummation of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which the information regarding their Debentures was provided, in transactions exempt from the registration requirements of the Securities Act. The paragraph which follows this table indicates beneficial holders of the Debentures as of June 12, 1998. The amounts beneficially held are a subset of the record holders set forth in the following table.


                                                 PRINCIPAL                         SHARES THAT       PERCENTAGE
                                                 AMOUNT OF                         MAY BE SOLD       OF COMMON
                                                 DEBENTURES     PERCENTAGE OF      PURSUANT TO      STOCK AFTER
                                                THAT MAY BE       DEBENTURES           THIS         CONVERSION OF
NAME                                                SOLD         OUTSTANDING      PROSPECTUS(1)   THE DEBENTURES(2)
-----------------------------------------       -----------     -------------     -------------   -----------------
Bank of New York                                $ 9,803,000          8.5              294,827         2.1
Bankers Trust Company                             3,975,000          3.5              119,548           *
Bear Stearns Securities Corp.                     8,400,000          7.3              252,631         1.8
Boston Safe Deposit and Trust Company            13,685,000         12.1              411,578         3.0
Bt Alex. Brown Incorporated-Fixed Income            100,000           *                 3,007           *
Bank of Tokyo-Mitsubishi Trust Company            2,250,000          2.0               67,669           *
Chase Bank of Texas, N.A.                            70,000           *                 2,105           *
Chase Manhattan Bank                              7,037,000          6.1              211,639         1.5
Chase Manhattan Bank/Chemical                     2,075,000          1.8               62,406           *
Chase Manhattan Bank, Trust                         750,000           *                22,556           *
CIBC Oppenheimer Corp.                            1,250,000          1.1               37,593           *
Citibank, N.A.                                    2,060,000          1.8               61,954           *
Custodial Trust Company                           3,245,000          2.8               97,593           *
Deutsche Morgan Grenfell Inc.                     1,750,000          1.3               52,631           *
Firstar Trust Company                               750,000           *                22,556           *
Fleet Bank of Massachusetts, N.A.                    33,000           *                   992           *
First National Bank of Maryland                     200,000           *                 6,015           *
Goldman Sachs International                       1,500,000          1.3               45,112           *
HSBC Securities, Inc.                             1,500,000           *                45,112           *
Investors Bank & Trust/M.F. Custody                 130,000           *                 3,909           *
Lehman Brothers, Inc.                             1,500,000          1.3               45,112           *
Lehman Brothers International (Europe)              500,000          4.1              142,857         1.1
M&I Marshall & Isley Bank                           100,000           *                 3,007           *
Mercantile-Safe Deposit & Trust Company           2,720,000          2.4               81,804           *
Merrill, Lynch, Pierce, Fenner & Smith, Inc.      1,450,000          1.3               45,112           *
Morgan Stanley & Co. Incorporated                 8,100,000          7.0              243,609         1.8
Norwest Bank Minnesota, National Association        355,000           *                10,676           *
Northern Trust Company (The)                      2,675,000          2.3               80,451           *
PNC Bank, National Association                    1,215,000          1.1               36,541           *
Prudential Securities Incorporated                  335,000           *                10,075           *
Smith Barney Inc.                                 2,760,000           *                83,007           *
SBC Warburg Dillon Read Inc.                      3,500,000          3.0              105,263           *
Societe Generale Securities Corporation           3,350,000          2.9              100,751           *
SSB - Custodian                                  22,455,000         19.5              675,338         4.9
Suntrust Bank, Atlanta                               66,000           *                 1,984           *
U.S. Bank National Association                      100,000           *                 3,007           *
Wachovia Bank, N.A.                               1,186,000          1.0               35,669           *
Wells Fargo Bank, National Association              300,000           *                 9,022           *


  *     Less than one percent.

(1) Assumes conversion of the full amount of Debentures held by such Selling Securityholder at the initial conversion price of $33.25 per share; such conversion price is subject to adjustment as described under "Description of Debentures-Conversion Rights." Accordingly, the number of Shares issuable upon conversion of the Debentures may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.

(2) The percentage of Common Stock after conversion of the Debentures represents the percentage of the Common Stock each Selling Securityholder will have after treating as outstanding the number of Shares of Common Stock shown as being issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other Selling Securityholder. These percentages are based on 13,466,872 shares of Common Stock that were issued and outstanding as of May 31, 1998 before taking into account any of the assumed conversions.

        Pursuant to a request for information from the Company, beneficial holders of Debentures (which are a subset of the Debenture holders set forth above) have indicated principal amount of Debentures held as of June 12, 1998 as follows: Allstate Insurance Company ($2,000,000 principal amount of Debentures beneficially held; 60,150 shares of Common Stock issuable upon conversion of Debentures); Aftra Health Fund ($1,000,000; 30,075); Aloha Airlines Non-Pilots Pension Trust ($100,000; 3,007); Aloha Airlines Pilots' Retirement Trust ($60,000; 1,804); Arkansas PERS ($1,000,000; 30,075); BNP
Arbitrage SNC ($2,600,000; 78,195); Chrysler Insurance Company Total Return ($10,000; 300); The Class IC Company, Ltd. ($500,000; 15,037) Commonwealth Life Insurance Company (Teamsters - Camden Non-Enhanced) ($1,500,000; 45,112); Declaration of Trust for the Defined Benefit Plans of ICI American Holdings Inc. ($550,000; 16,541); Declaration of Trust for the Defined Benefit Plans of ZENECA Holdings Inc. ($365,000; 10,977); Delaware State Employees' Retirement Fund ($2,030,000; 61,052); Delaware PERS ($690,000; 20,751); Forest Alternative
Strategies Fund B-3 ($100,000; 3,007); Forest Global Convertible Fund B-1 ($150,000; 4,511); Forest Global Convertible Fund B-2 ($65,000; 1,954); Forest
Global Convertible Fund B-3 ($35,000; 1,052); Forest Global Convertible Fund B-5 ($35,000; 1,052); Forest Greyhound ($150,000; 4,511); Forest Performance Fund ($150,000; 4,511); Fort Dearborn Life Insurance Company ($100,000; 3,007); Fox Family Foundation dated 10/10/87 c/o Forest Investment Management LLC ($35,000; 1,052); Fox Portfolio Partnership c/o Forest Investment Management LLC ($280,000; 8,421); General Motors Employees Domestic Group Trust ($7,465,000; 224,511); Guardian Life Insurance Company of America ($3,500,000; 105,263); Hawaiian Airlines Pension Plan for Salaried Employees ($25,000; 751); Hawaiian Airlines Pilots' Retirement Plan ($130,000; 3,909); Hawaiian Airlines Employees Pension Plan - IAM ($85,000; 2,556); Hillside Capital Incorporated Corporate Account ($200,000; 6,015); ICI American Holdings Trust ($300,000; 9,022); The J.W. McConnell Family Foundation ($250,000; 7,518); Kapiolani Medical Center ($190,000; 5,714) Lincoln National Convertible Securities Fund ($2,460,000; 73,984); McMahan Securities Company, L.P. ($250,000; 7,518); Nalco Chemical Company ($150,000; 4,511); National Steel Corporation ($935,000; 28,120); New
York Life Insurance & Annuity Corporation ($1,500,000; 45,112); The Northwestern Mutual Life Insurance Company ($1,000,000; 30,075); Orrington International Fund Ltd. ($200,000; 6,015); Orrington Investments L.P. ($300,000; 9,022); Paloma
Securities L.L.C. ($2,500,000; 75,187); PRIM Board ($1,300,000; 39,097); Public
Employees Retirement Association of Colorado ($1,000,000; 30,075); Queens Health Plan ($35,000; 1,052); Shepherd Investments International Ltd. ($2,375,000; 71,428); Silverton International Fund Limited ($2,500,000; 75,187); Stark International ($2,375,000; 71,428); Summer Hill Global Partners L.P. ($40,000; 1,203); Starvest Discretionary Portfolio ($500,000; 15,037); State of Oregon/SAIF Corporation ($4,000,000; 120,300); Swiss Bank Corporation London Branch ($1,000,000; 30,075); The TCW Group, Inc. ($8,000,000; 240,601); Thermo
Electron Balanced Investment Fund ($600,000; 18,045); Walker Art Center ($355,000; 10,676); Zazove Convertible Fund, L.P. ($750,000; 22,556); Zazove
Hedged Convertible Fund, L.P. ($800,000; 24,060); Zeneca Holdings Trust ($300,000; 9,022).

                              PLAN OF DISTRIBUTION

        The Debentures and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel


                                       26.

and other advisors to holders of the Debentures and the Shares) in connection with the registration and sale of the Debentures and the Shares covered by this Prospectus.

        The Company will not receive any of the proceeds from the offering of the Debentures and the Shares by the Selling Securityholders. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Debentures and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Debentures or shares of Common Stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Debentures or shares or Common Stock from whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Debentures or shares of Common Stock offered by them hereby will be the purchase price of such Debentures or shares of Common Stock less discounts and commissions, if any.

        The Debentures and the Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

        The outstanding Common Stock is listed for trading on Nasdaq and the Shares will be approved for listing on Nasdaq upon notice of issuance. The Initial Purchasers have advised the Company that they are making and currently intend to continue making a market in the Debentures; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. The Company does not intend to apply for listing of the Debentures on any securities exchange. Accordingly, no assurance can be given that any market for the Debentures will be developed or maintained. See "Risk Factors-Absence of Public Market."

        In order to comply with the securities laws of certain states, if applicable, the Debentures and Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and Shares may not be sold unless they have been registered or qualified for sale in the applicable state or they comply with an available exemption from the applicable registration or qualification requirement.

        The Selling Securityholders and any broker and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Debentures or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

        The Debentures were originally sold to Salomon Smith Barney, Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, the Initial Purchasers, in May 1998 in a private placement. The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the Initial Purchasers. The Company and the Selling Securityholders are obligated to indemnify each other against certain liabilities arising under the Securities Act.

        The Company will use its best efforts to cause the Registration Statement to which this Prospectus relates to remain effective for a period of two years from the effective date thereof, or until it is no longer required for transfer of the Debentures or the underlying Common Stock. The Company is permitted to suspend the use of this Prospectus in connection with the sales of Debentures and Shares by holders upon the happening of an event or if there exists any fact that makes any statement of material fact made in this Prospectus untrue or that requires the making of additions to or changes in the Prospectus in order to make the statements herein not misleading until such time as the Company advises the Selling Securityholders that use of the Prospectus may be resumed, in which case the period of time during which the Company is required to maintain the effectiveness of this Registration Statement



                                       27.

shall be extended. Expenses of preparing and filing the Registration Statement and all post-effective amendments will be borne by the Company.



                                       28.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of certain United States federal income tax considerations to holders of the Debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

        This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Debentures or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Debentures or Common Stock in connection with a straddle) that may be subject to special rules. This discussion assumes that each holder holds the Debentures and the shares of Common Stock received upon conversion thereof as capital assets.

        For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the United States, a corporation or partnership (including any entity taxed as a partnership for U.S. federal income tax purposes) created or organized in the United States or any state thereof, an estate, the income of which is includible in income for the United States federal income tax purposes regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

        PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES AND COMMON STOCK AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

TAX CONSIDERATIONS APPLICABLE TO UNITED STATES PERSONS

        Interest on Debentures. Interest paid on Debentures will be taxable to a holder as ordinary interest income in accordance with the holder's method of tax accounting at the time that such interest is accrued or (actually or constructively) received. The Company expects that the Debentures will not be issued with original issue discount ("OID") within the meaning of the Code.

        Constructive Dividend. Certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed distribution to the holders of the Debentures if the conversion price or conversion ratio of the Debentures is adjusted to reflect such corporate transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "Dividends on Shares of Common Stock."

        Sale or Exchange of Debentures or Shares of Common Stock. In general, a holder of Debentures will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debentures measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debentures. A holder's tax basis in Debentures generally will equal the cost of the Debentures to the holder increased by the amount of market discount, if any, previously taken into income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the Debentures. In general, each holder of Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock under rules similar to those applicable to the Debentures. Special rules may apply to redemptions of the Common Stock which may result in the amount received being treated as a dividend. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Debentures or shares of Common Stock will be capital gain or loss. (For the basis and holding period of shares of Common Stock. See "Conversion of Debentures.")

        Conversion of Debentures. A holder of Debentures will not recognize gain or loss on the conversion of the Debentures into shares of Common Stock (except with respect to cash received in lieu of a fractional share of



                                       29.

Common Stock). The holder's tax basis in the shares of Common Stock received upon conversion of the Debentures will be equal to the holder's aggregate basis in the Debentures exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of Debentures will generally include the period during which the holder held the Debentures prior to the conversion.

        Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share.

        Amortizable Bond Premium. If a holder of Debentures acquires the Debentures at a cost that is in excess of the amount payable at maturity (after reducing such costs by an amount equal to the value of the conversion option), the holder may elect under Section 171 of the Code to amortize the excess cost (as an offset to interest income) on a constant interest rate basis over the term of such Debentures. However, because the Debentures may be redeemed at the option of the Company at a price in excess of their principal amount, a holder may be required to amortize any bond premium based on the earlier call date and the call price payable at that time. If the holder makes an election to amortize bond premium, the tax basis of all such holder's Debentures will be reduced by the allowable bond premium amortization. The amortization election would apply to all debt instruments held or subsequently acquired by the electing purchaser and cannot be revoked without permission from the IRS. On conversion of Debentures into shares of Common Stock, no additional amortization of any bond premium would be allowed, and any remaining premium would be added to the holder's basis in the Common Stock received.

        Market Discount. The resale of Debentures may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Debenture will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Debenture immediately after its acquisition exceeds the holder's tax basis in the Debenture. Subject to a de minimis exception, the market discount provisions generally require a holder of a Debenture acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the "accrued market discount" on such Debenture at the time of disposition. In general, market discount on a Debenture will be treated as accruing on a straight-line basis over the term of such Debenture, or, at the election of the holder, under a constant yield method. Holders may elect to include accrued market discount in income currently with respect to all market discount bonds acquired on or after the first day of the first taxable year for which the election is effective and for any such bond on either a straight-line or constant yield basis. In the absence of such election, a holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction. If a holder acquires a Debenture at a market discount and receives Common Stock upon conversion of the Debenture, the amount of accrued market discount with respect to the converted Debenture through the date of conversion will be treated as ordinary income upon the disposition of the Common Stock.

        Dividends on Shares of Common Stock. Distributions on shares of Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction.

        To the extent, if any, that holders receive distributions on shares of Common Stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed current and accumulated earnings and profits of the Company, such distributions will be treated first as a nontaxable return of capital reducing the holder's basis in the shares of Common Stock. Any such distributions in excess of the holder's basis in the shares of Common Stock will be treated as capital gain.

TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

        Interest on Debentures. Generally, interest paid on the Debentures to a Non-U.S. Holder will not be subject to United States federal income tax if: (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to which the Company is a "related person" within the



                                       30.

meaning of the Code; and (iii) the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described in clause (iii) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of Debentures would be deemed to own constructively the Common Stock into which they could be converted. A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding on interest received at a rate of 30% (or lower treaty rate) unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

        Sales or Exchange of Debentures or Shares of Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of the Debentures or shares of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are present. If the Company were to be classified as a "United States real property holding corporation," different rules would apply. In such event, a Non-U.S. Holder would be subject to federal income tax with respect to gain realized on the disposition of Debentures or shares of Common Stock as if the gain were effectively connected with a United States trade or business and the amount realized would then be subject to withholding at the rate of 10%. The amount withheld pursuant to these rules would be creditable against such Non-U.S. Holders United States federal income tax liability and could entitle such Non-U.S. Holder to a refund upon furnishing the required information to the Internal Revenue Service. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules. The Company does not anticipate that it will at any time be a "United States real property holding corporation."

        Conversion of Debentures. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of a Debenture into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Debenture or Common Stock.

        Dividends on Shares of Common Stock. Generally, any distribution on shares of Common Stock to a Non-U.S. Holder will be subject to United Stated federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holders, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

        U.S. Holders. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the Debentures or shares of Common Stock with respect to certain non-corporate U.S. holders. Such U.S. holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld as backup withholding is allowable as a credit against the U.S.
holder's federal income tax upon furnishing the required information.

        Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders if the payee fails to certify that the holder is not a United States person or if the Company or its paying agent has actual knowledge that the payee is a United States person. The 31% Backup withholding tax generally will not apply to dividends paid to foreign holders outside the United States that are subject to 30% withholding as discussed above (see "Tax Considerations Applicable to Non-U.S. Holders--Interest on Debentures") or that are subject to a tax treaty that reduces such withholding.



                                       31.

        The payment of the proceeds on the disposition of Debentures or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of debentures or shares of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

        The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.

THE COMPANY

        Under Section 279 of the Code, interest paid or incurred by a corporation with respect to certain convertible, subordinated indebtedness that is utilized to provide consideration for the acquisition of stock in another corporation (or a substantial portion of the assets of another corporation) is not deductible for federal income tax purposes to the extent interest on such "corporate acquisition indebtedness" as defined in Section 279 exceeds $5 million per year, reduced by the interest paid on certain other indebtedness that does not constitute "corporate acquisition indebtedness" for purposes of
Section 279, but is used to fund corporate acquisitions. Although a portion of the Debentures may constitute "corporate acquisition indebtedness" for purposes of Section 279 of the Code, the Company does not currently expect that any significant portion of the interest deductions with respect to the Debentures will be disallowed pursuant to Section 279.



                                       32.

                                  LEGAL MATTERS

        Certain legal matters with respect to the legality of the Debentures and the validity of the Common Stock being offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                     EXPERTS

        The consolidated financial statements and schedules of the Company incorporated by reference herein and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

        The consolidated financial statements of FRA Acquisitions, Inc. and its subsidiary which are not presented separately or incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which report is incorporated herein by reference from the QuadraMed Annual Report on Form 10-K/A for the year ended December 31, 1997, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                                       33.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.



                                       TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
Available Information................................................................      1
Incorporation of Certain Documents by Reference.......................................     1
Information Concerning Foward-Looking Statements......................................     2
Summary...............................................................................     3
The Company...........................................................................     3
Risk Factors..........................................................................     4
Use of Proceeds.......................................................................    12
Ratio of Earnings to Fixed Charges....................................................    12
Description of Debentures.............................................................    13
Description of Capital Stock..........................................................    23
Selling Securityholders...............................................................    26
Plan of Distribution..................................................................    26
Certain U.S. Federal Income Tax Considerations........................................    29
Legal Matters.........................................................................    33
Experts...............................................................................    33


                                     [LOGO]



                              QUADRAMED CORPORATION



                        $115,000,000 of 5.25% Convertible
                        Subordinated Debentures due 2005
                         and 3,458,647 Shares of Common
                                      Stock



                                   PROSPECTUS
                                   _____, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered, other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                         AMOUNT
                                                                           TO
                                                                         BE PAID
                                                                         -------
Securities and Exchange Commission registration fee ...........          $33,925
Nasdaq National Market listing fee ............................           17,500
Printing and engraving expenses ...............................           15,000
Legal fees and expenses .......................................           15,000
Accounting fees and expenses ..................................           10,000
Miscellaneous expenses ........................................            5,000
                                                                         -------
      Total ...................................................          $96,425
                                                                         =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor [by reason of that person's service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

        Section 102(b)(7) of the DGCL provides that a corporation's certificate of incorporation may eliminate or limit personal liability of its directors to the corporation or its stockholders for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching such director's duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase that was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

        The Company's Second Amended and Restated Certificate of Incorporation eliminates the personal liability of its directors to the fullest extent allowed under the DGCL. In addition, Article 5 of the Company's Amended and Restated Bylaws provides that the Company shall indemnify each person who is or was a director or executive officer of the Company to the full extent permitted by the DGCL. Such Article also provides that the Company may, but is not required to, indemnify its employees and agents (other than directors and officers) to the extent and in the manner permitted by the DGCL.

        The Purchase Agreement (Exhibit 1.1) provides for indemnification by the Initial Purchasers of the Registrant, its directors and executive officers and other persons for certain liabilities, including liabilities arising under the Securities Act of 1933.

        The Registrant has entered into an indemnification agreement with each of its directors and officers and intends to maintain insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.

ITEM 16. EXHIBITS

        (a)    EXHIBITS

     EXHIBIT
     NUMBER    DOCUMENT DESCRIPTION
     ------    --------------------

      1.1 Purchase Agreement dated April 27, 1998 by and among QuadraMed and the Initial Purchasers named therein.(4)

      4.1 Reference is made to Exhibits 3.2 and 3.4 of the Form SB-2 (as defined herein).(1)

      4.2      Form of Common Stock certificate. (1)

      4.3      Amended and Restated Shareholder Rights Agreement dated June 25,
               1996, by and between the Company and the investors listed on Schedule A thereto.(1)

      4.4 Registration Rights Agreement dated December 5, 1996, by and between the Company and the investors listed on Schedule A thereto.(2)

      4.5 Registration Rights Agreement dated as of December 29, 1997, by and among QuadraMed Corporation, Resource Health Partners, L.P.
               and certain stockholders. (3)

      4.6 Subordinated Indenture, dated as of May 1, 1998 between QuadraMed and The Bank of New York.(4)

      4.7      Officers' Certificate delivered pursuant to Sections 2.3 and 11.5 of the Subordinated Indenture.(4)

      4.8      Registration Rights Agreement dated April 27, 1998 by and among
               QuadraMed and the Initial Purchasers named therein.(4)

      4.9      Form of Global Debenture.(4)

     4.10      Form of Certificated Debenture.(4)

      5.1      Opinion of Brobeck, Phleger & Harrison LLP.

     23.1      Consent of Arthur Andersen LLP.

     23.2      Consent of Deloitte & Touche, LLP.

     23.3      Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
               5.1).

     24.1      Power of Attorney (previously filed).


     EXHIBIT
     NUMBER    DOCUMENT DESCRIPTION
     ------    --------------------

  25.1      Statement of Eligibility of Trustee.(4)


----------

   (1) Incorporated herein by reference from the exhibit with the same number to the Company's Registration Statement on Form SB-2, No. 333-5180-LA, as filed with the Commission on June 28, 1996, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, as filed with the Commission on July 26, 1996, September 9, 1996, and October 2, 1996, respectively (collectively "Form SB-2").

   (2) Incorporated herein by reference from the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997, as filed with the Commission on August 14, 1997, as amended September 4, 1997.

   (3) Incorporated herein by reference from Company's Current Report on Form 8-K, as filed with the Commission on January 13, 1998.

   (4)  Previously filed on June 2, 1998.

        (b)    FINANCIAL DATA SCHEDULE

               Not applicable.


ITEM 17. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15 of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LARKSPUR, STATE OF CALIFORNIA ON THIS 17TH DAY OF JUNE, 1998.

                                             QuadraMed Corporation


                                             By /s/ Keith M. Roberts
                                               ------------------------------
                                                        Keith M. Roberts
                                                    Executive Vice President
                                                      and General Counsel

                                 EXHIBIT INDEX

     EXHIBIT
     NUMBER    DOCUMENT DESCRIPTION
     ------    --------------------

      1.1 Purchase Agreement dated April 27, 1998 by and among QuadraMed and the Initial Purchasers named therein.(4)

      4.1 Reference is made to Exhibits 3.2 and 3.4 of the Form SB-2 (as defined herein).(1)

      4.2      Form of Common Stock certificate.(1)

      4.3      Amended and Restated Shareholder Rights Agreement dated June 25,
               1996, by and between the Company and the investors listed on Schedule A thereto.(1)

      4.4 Registration Rights Agreement dated December 5, 1996, by and between the Company and the investors listed on Schedule A thereto.(2)

      4.5 Registration Rights Agreement dated as of December 29, 1997, by and among QuadraMed Corporation, Resource Health Partners, L.P.
               and certain stockholders.(3)

      4.6 Subordinated Indenture, dated as of May 1, 1998 between QuadraMed and The Bank of New York.(4)

      4.7      Officers' Certificate delivered pursuant to Sections 2.3 and 11.5 of the Subordinated Indenture.(4)

      4.8      Registration Rights Agreement dated April 27, 1998 by and among
               QuadraMed and the Initial Purchasers named therein.(4)

      4.9      Form of Global Debenture.(4)

      4.10     Form of Certificated Debenture.(4)

      5.1      Opinion of Brobeck, Phleger & Harrison LLP.

     23.1      Consent of Arthur Andersen LLP.

     23.2      Consent of Deloitte & Touche, LLP.

     23.3      Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
               5.1).

     24.1      Power of Attorney (previously filed).

     25.1      Statement of Eligibility of Trustee.(4)

----------
   (1) Incorporated herein by reference from the exhibit with the same number to the Company's Registration Statement on Form SB-2, No. 333-5180-LA, as filed with the Commission on June 28, 1996, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, as filed with the Commission on July 26, 1996, September 9, 1996, and October 2, 1996, respectively (collectively "Form SB-2").

   (2) Incorporated herein by reference from the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997, as filed with the Commission on August 14, 1997, as amended September 4, 1997.

   (3) Incorporated herein by reference from Company's Current Report on Form 8-K, as filed with the Commission on January 13, 1998.

   (4)  Previously filed on June 2, 1998.